Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, November 24, 2014	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ANNOUNCES BOARD OF DIRECTORS CHANGES

MINNEAPOLIS, November 24, 2014 -- Donaldson Company, Inc. (NYSE: DCI) announced today that Trudy Rautio has been appointed to its Board of Directors, effective January 30, 2015. Trudy, 62, is President and Chief Executive Officer of Carlson (a global hospitality and travel company), a position she has held since 2012. Trudy has been a senior executive with Carlson since 1997 and has served as Executive Vice President and Chief Financial and Administrative Officer. From 2003 to 2005 Trudy served as President and Chief Operating Officer, Americas for Carlson Hotels, and from 1997 to 2003 served as Executive Vice President and Chief Financial and Administrative Officer of Carlson Hospitality Worldwide. Prior to joining Carlson, Trudy was Senior Vice President and Chief Financial Officer of Jostens, Inc., headquartered in Minneapolis. She also served as Vice President of Finance for Minneapolis-based Pillsbury Co.

Trudy serves on the Board of Directors for Carlson, the Travel and Tourism Advisory Board to the U.S. Department of Commerce, Securian Holding Company, and the Bemidji State University Foundation. She also serves as Chairman of the Board of Directors for both Carlson Wagonlit Travel (CWT) and The Rezidor Hotel Group.

“Trudy brings to our Board her broad managerial experience as the Chief Executive Officer of a large international corporation and her financial expertise from large public and private corporations,” said Bill Cook, Donaldson’s Chairman and CEO. “She also brings additional Board experience having served as a Director of several public and privately-held companies. We are very excited to have her join our Board.”

Donaldson also announced that F. Guillaume “Bassy” Bastiaens and Janet Dolan retired from its Board of Directors, effective at the conclusion of the Company’s November 21st Annual Meeting of Stockholders. Bassy, 71, is the retired Vice Chairman of Cargill, Inc. Janet, 64, is the President of Act 3 Enterprises, LLC and is the retired CEO and President of Tennant Company. Both had reached the maximum number of terms that a Director may stand for election.

“Bassy joined the Board in 1995 and Janet joined in 1996 and both have continuously served with distinction during their tenures,” said Bill Cook. “They have provided strong leadership and guidance to me and the rest of our Board, reinforced by insights they gained as leaders of their respective companies and from their service on other Boards. Donaldson’s Board, Employees, and Shareholders have greatly benefitted from their loyal support, wise counsel, and many contributions made to the growth and success of our Company.”

Donaldson Company, Inc.

November 24, 2014

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,700 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

# # #